Exhibit 99.1

Memorandum of Understanding between Mediscience Technology Corporation and Infotonics Technology Center, Inc.
          -----------------------

                               September 28, 2006


Background:
-----------

Over the past nine months Infotonics management has consulted with Mediscience (management) on the commercialization of photonics technology for diagnosis of cancer using optical fluorescence via two advanced medical products, CD Ratiometer (CDR) and Optical Biopsy Pill (OBP).

Significant progress has been made in '06 including:
   o  Quotations for building commercial prototypes of CD Ratiometer product
   o  OBP Research Project sponsored at Syracuse University by Infotonics
   o  Quantification of gaps in OBP research done at CUNY
   o Creation of new patent opportunity (proprietary to Mediscience) for OBP product
   o (Firm) Commitment by investment banker (subject to due diligence) to fund commercialization of OBP
   o  Identification of CTO candidate for OBP NEWCO

The commitment of time required to sustain this progress towards product commercialization has reached a level where Infotonics now requires a full-time Commercialization Program Manager. Some of the immediate challenges to be addressed include:
   o  Submission of proposal to NYSTAR by October 20th for $750K TTIP grant
   o Establish partnership with a university Cancer Medical Center for clinical support
   o  Co-ordination of pre-evaluation of GI tissue testing at CUNY
   o Management of subcontracts to deliver CDR commercial product prototypes for FDA trials
   o  Complete a freedom-of-use patent analysis study
   o  Project management of the NYSTAR grant program over 12 months
   o  Preparation of DRAFT NEWCO business plan for OBP
   o Commercialization Program Management of multi-million dollar venture capital investment to deliver commercial prototype OBP in 18 months followed by FDA clinical trials
   o Preparation of an OBP factory design concept and capital investment estimate proposal


Infotonics Commercialization Seed Funding request:
--------------------------------------------------

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

Infotonics is requesting $10,000 per month of seed funding from Mediscience for a period of up to five months to sustain and accelerate progress towards technology commercialization.

Within five months time, funding from the NYSTAR TTIP grant award and the (initial) bridge funding from Empire Financial should become available to continue the product commercialization program.

Upon receipt of the initial $2-3M of bridge funding from Empire Financial, Infotonics agrees to reimburse Mediscience within 30 days for the full amount of Commercialization Seed Funding that has been provided to Infotonics per this request.

Infotonics will use this Commercialization Seed Funding to hire and assign a full-time Commercialization Program Manager to continue and accelerate our best efforts on behalf on Mediscience to achieve product commercialization success in the market place.

In the event that the technology should prove to be commercially non-viable and that Empire Financial chooses not to invest, and like any new technology there is some risk involved here, then Infotonics will not be required to reimburse Mediscience for this Commercialization Seed Funding of up to $50K.


Agreement:
----------

By jointly signing this MOU, Infotonics and Mediscience agree to the terms described above and the first Commercialization Seed Funding will be provided by October 2, 2006.




-------------------                           ------------------

s/sPeter Katevatis Esq.                       s/sDavid R. Smith
Chairman/CEO                                  President and CEO
Mediscience Technology Corp.                  Infotonics Technology Center, Inc.


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